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                                                        Exhibit 23.2

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8 No. 33-00000) pertaining to the 1994 Stock Incentive Plan of BMC Industries, Inc. and to the incorporation by reference therein of our reports dated February 17, 1994, with respect to the consolidated financial statements of BMC Industries, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



                                                Ernst & Young LLP




Minneapolis, Minnesota
August 16, 1994